Exhibit 1.1

Termination and Inventory Purchase Agreement

This Termination and Inventory Purchase Agreement (this “Agreement”) is made and entered into as of February 2, 2021 (the “Effective Date”), by and among Redneck Spirits Group LLC, a Delaware limited liability company (“RSG”), and Redneck Riviera Whiskey Co., LLC, a Tennessee limited liability company (“RRWC”) and, together with RSG, each a “Party” and together the “Parties”). Capitalized terms not otherwise defined herein shall have the respective meaning assigned to such term as set forth in Section 8.1 hereof.

WHEREAS, RRWC is engaged in the business of developing, manufacturing, selling, marketing and distributing spirits, ready-to-drink, and other alcoholic beverage products, and related items (the “Business”);

WHEREAS, in connection with the Business, RRWC owns and uses the Purchased Assets related to the Brand (as defined herein);

WHEREAS, RRWC is a party to an amended and restated license agreement dated May 31, 2018 by and between RRWC and Eastside Distilling Inc. and Rich Marks, LLC, and John D. Rich TISA Trust U/A/D March 27, 2018, Dwight P. Wiles, Trustee regarding the production, sales and distribution of Brand-related products (the “Eastside License Agreement”);

WHEREAS, as a condition of executing this Agreement, RRWC will terminate the Eastside License Agreement, and RSG will pay RRWC a fee to terminate the Eastside License Agreement, including a release of all claims, subject to the terms and conditions set forth herein (the “Termination Fee”);

WHEREAS, RRWC wishes to sell to RSG, and RSG wishes to purchase the Purchased Assets, subject to the terms and conditions set forth herein; and

NOW, THEREFORE, in consideration of the mutual agreements and covenants hereinafter set forth, and for good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

1. Termination and Inventory Purchase and Sale; Closing

1.1 Inventory Purchase and Sale. Subject to the terms and conditions set forth herein, at the Closing, (as defined herein), RRWC shall sell, transfer, convey and deliver to RSG, and RSG shall purchase from RRWC, free and clear of any Encumbrances, all of RRWC’s right, title and interest in, to and under all of the Inventory, including the following:

(a) all Finished Goods, Raw Materials, RRWC Barrel Inventory, COLA, and Permits related to the Redneck Riviera Brand, spirits and related products, including any alcoholic beverages produced, sold, or otherwise as defined in Schedule 1.1 (“Purchased Assets”);

(b) all rights to any Proceedings of any nature available to or being pursued by RRWC to the extent related to the Purchased Assets, whether arising by way of counterclaim or otherwise;

(c) all of RRWC’s rights under warranties, indemnities and all similar rights against third parties to the extent related to the Purchased Assets ;

(d) to the extent assignable, all insurance benefits, including rights and proceeds, arising from or relating to the Purchased Assets; and

(e) to the extent related to the Purchased Assets, all of RRWC’s rights to correspondence, mailing lists, lists of customers, distribution lists, photographs, production data, sales and promotional materials and records, telephone numbers, URLs, websites and internet addresses, purchasing materials and records, quality control records and procedures, research and development files, records, data and laboratory books, media materials and plates and accounting records.

1.2 Excluded Assets. Except for the Purchased Assets stated in Section 1.1 above, RRWC will retain and will not sell, transfer, convey, assign or deliver, and RSG will not purchase, acquire or accept, any other assets of RRWC (the “Excluded Assets”). All Registrations are assignable, and thus there are no Registrations that are considered Excluded Assets.

1.3 Excluded Liabilities. Except as specified in this Agreement, RSG shall not assume and shall not be responsible to pay, perform or discharge any Liabilities of RRWC or any of its Affiliates of any kind or nature whatsoever. Notwithstanding the foregoing, RSG shall be responsible to pay, perform or discharge any Liabilities of RSG or any of its Affiliates.

1.4 Termination Fee; Closing Payments.

(a) RSG shall pay to RWWC a Termination Fee of Three Million and 00/100 Dollars ($3,000,000.00) (the “Termination Fee”), plus the value of the Purchased Assets as set forth below (“Purchase Price”). The Parties acknowledge and agree that RSG has previously paid a deposit to RRWC equal to Three Hundred Fifty Thousand and No/100 Dollars ($350,000.00) (the “Deposit”). Payment to RWWC shall be paid by wire transfer to an account in the name of RRWC’s affiliate, Eastside Distilling, Inc., in the account specified on Schedule 1.4(b).

(b) At the Closing, which will occur on the Effective Date, RSG shall deposit, by wire transfer of immediately available funds:

(1) An amount equal to Two Million Six Hundred Fifty Thousand and 00/100 Dollars ($2,650,000.00) (which is comprised of the Termination Fee less the Deposit already received), in an account in the name of RRWC’s affiliate, Eastside Distilling, Inc. in the account specified on Schedule 1.4(b);

(2) An amount equal to Three Hundred Fifty Eight Thousand Seven Hundred Seven and 00/100 Dollars ($358,707.00) for the Finished Goods, in an account in the name of RRWC’s affiliate, Eastside Distilling, Inc. in the account specified on Schedule 1.4(b);

(3) An amount equal to Three Hundred Twenty Five Thousand Eight Hundred Twenty Nine and 00/100 Dollars ($325,829) for the Raw Materials, in an account in the name of RRWC’s affiliate, Eastside Distilling, Inc. in the account specified on Schedule 1.4(b); and

(4) An amount equal to Four Million Thirty Six Thousand One Hundred Twenty Five and 00/100 Dollars ($4,036,125.00) for the RRWC Barrel Inventory, in an account in the name of RRWC’s affiliate, Eastside Distilling, Inc., in the account specified on Schedule 1.4(b).

1.5 Inventory Valuation.

(a) Prior to the Closing, RSG shall perform a physical inventory of the Finished Goods and Raw Materials (the “RRWC Inventory”) with RRWC’s full cooperation, and shall prepare, for mutual review, a list detailing the quantities and values of all such RRWC Inventory (“RRWC Inventory Value”), which shall be set forth on Schedule 1.5(a). RSG shall be responsible for any unpaid Federal Excise Tax (“FET”) on cases purchased or removed from bond on purchases of Finished Goods.

(b) Prior to the Closing, RSG has performed a physical inventory of the RRWC Barrel Inventory with RRWC’s full cooperation, and has prepared, for mutual review, a list detailing the quantities and values of all such RRWC Barrel Inventory (“RRWC Barrel Inventory Value”), which shall be set forth on Schedule 1.5(b). The agreed value of all RWWC Barrel Inventory shall be the RRWC Barrel Inventory Value. RSG may, within 60 days of the Effective Date, reject up to $25,000 (it being understood that RSG may only reject RRWC Barrel Inventory if any barrel is empty, defined as having less than 25% of original fill quantity). In addition, the RRWC Barrel Inventory Value shall not include any barrels purchased by RSG prior to the Closing. The agreed value of the RRWC Barrel Inventory shall be set forth in Schedule 1.5(b), Barrel & Bulk Whiskey Inventory.

1.6 Closing. The Closing shall take place contemporaneously with the execution of this Agreement (the “Closing Date”) at the offices of RSG’s counsel or other such remote or physical location(s) as the parties mutually agree, and shall be deemed effective as of 11:59 p.m. E.T. All actions taken at the Closing shall be deemed to be performed simultaneously, and the Closing shall not have deemed to have occurred until all required actions of the parties pursuant to this Agreement have been performed.

1.7 Closing Deliverables.

(a) At the Closing, RRWC shall deliver or cause to be delivered to RSG:

(1) a counterpart to the Supplier Agreement, duly executed and delivered by a duly authorized Representative of RRWC, in substantially the form attached to this Agreement as Exhibit A (the “Supplier Agreement”);

(2) evidence of termination of the existing License Agreement between RRWC and Eastside, and Rich Marks, and Rich Trust, effective as of the date of Closing;

(3) a certificate of existence or good standing for Seller issued by its jurisdiction of organization dated within thirty (30) days of Closing;

(4) a copy of the articles of incorporation, certified by the secretary of state, and a copy of the bylaws (or equivalent agreement or governing document), certified by a Representative of RRWC, each in form and substance reasonably satisfactory to RSG;

(5) a true and complete copy, certified by an officer of RRWC, of the resolutions duly and validly adopted by the Board of Directors of RRWC evidencing the authorization of the execution and delivery of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby;

(6) evidence of the termination of all financing statements and the release of all Encumbrances filed or outstanding against the Purchased Assets, if any, or payoff letters committing to release Encumbrances upon receipt of the payoff amount set forth therein; and

(7) such other agreements and documents required to be delivered by RRWC at or prior to the Closing pursuant to this Agreement or as the Parties may mutually agree.

(b) At the Closing, RSG shall deliver or cause to be delivered to RRWC:

(1) a counterpart to the Supplier Agreement, duly executed and delivered by a duly authorized Representative of RSG;

(2) a true and complete copy, certified by an officer of RSG, of the resolutions duly and validly adopted by the Board of Managers of RSG evidencing the authorization of the execution and delivery of this Agreement, the Related Documents and the consummation of the transactions contemplated hereby and thereby;

(3) a certificate of existence or good standing for RSG issued by its jurisdiction of organization dated within thirty (30) days of Closing;

(4) a copy of the certificate of formation of RSG, certified by the secretary of state, and a copy of the operating agreement of RSG, certified by an officer of RSG; and

(5) such other agreements and documents required to be delivered by RSG at or prior to the Closing pursuant to this Agreement or as the Parties may mutually agree.

2. Representations and Warranties of RRWC. Except as set forth in the Disclosure Schedules attached hereto (the “Disclosure Schedules”), RRWC represents and warrants to RSG as of the date of this Agreement that each statement contained in this Section 2 is true and correct:

2.1 Title to Purchased Assets. RRWC has good and valid title to all of the Purchased Assets, free and clear of all Encumbrances, and there are no restrictions on RRWC’s right to transfer the Purchased Assets to RSG pursuant to this Agreement. RRWC is not a party to any purchase right or other commitment (other than this Agreement) that could require RRWC or, after the Closing, RSG, to sell, transfer or otherwise dispose of any of the Purchased Assets. The Purchased Assets are subject to no restrictions other than as expressly stated herein.

2.2 Organization; Standing; Qualification and Power. RRWC is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization. True and complete copies of the articles of incorporation and bylaws or other comparable governing documents of RRWC, as in effect as of the date hereof, have been made available to RSG.

2.3 Authority; Execution and Delivery; Enforceability. RRWC has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which RRWC is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by RRWC of this Agreement and the consummation of the transactions contemplated hereby has been, and in the case of the Related Documents to which RRWC will be a party and the consummation of the transactions contemplated thereby will be, when delivered, duly authorized by all requisite action on the part of RRWC.

2.4 No Conflict; Consents.

(a) As of the date hereof, the execution, delivery and performance of this Agreement by RRWC, and the consummation by RRWC of the transactions contemplated hereby, will not, (i) violate any provision of the organizational documents of RRWC, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations or acceleration of any obligation or to loss of a benefit) under any Contract or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.4(b) and/or Section 3.3(b) (collectively, the “Required Actions”), violate any Law applicable to RRWC or by which any of the Purchased Assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of any of RRWC to conduct its business as currently conducted.

(b) As of the date hereof, the execution, delivery and performance of this Agreement by RRWC, and the consummation by RRWC of the transactions contemplated hereby, will not require any consent, waiver, approval, or authorization, or filing or registration with or notification (“Authorization”) to, any Governmental Authority or other Person except for: (i) any facts or circumstances related to RSG; and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications from Persons other than any Governmental Authority which, if not made or obtained, would not reasonably be expected to result in a material expense or materially affect the ability of RRWC to conduct its business as currently conducted or prevent or materially impair or delay RRWC’s ability to consummate the transactions contemplated hereby.

2.5 Historical Data. True and complete copies of the following have been provided to RSG: (i) all material invoices relating to the Purchased Assets to the extent RRWC is in possession of such invoices, (ii) historical data relating to Park Street Distribution Services LLC (“Park Street”), and (iii) all invoices relating to advertising and promotional spending relating to the Brand to the extent RRWC is in possession of such invoices. Except as expressly set forth in the records described in this Section 2.5, the sales stated in such records have been made at the RRWC’s stated wholesale price and are not the product of any discounts, marketing fees, distribution reimbursements, promotions, programs, or other extraordinary payments or reductions.

2.6 No Undisclosed Liabilities. There are no Liabilities related in any way to the Purchased Assets that are of the nature required to be disclosed in a balance sheet prepared in accordance with GAAP, of RRWC or Eastside Distilling Inc.

2.7 Compliance with Law; Permits.

(a) The RRWC’s Permits set forth on Schedule 2.7(b) constitute all of the Permits necessary for the full and continued exploitation of the Purchased Assets as now being conducted in the Business by RRWC. All such Permits are valid and in effect, and all fees and charges with respect to such Permits as of the date hereof have been paid in full. As of the date hereof, no Proceedings are pending, to the Knowledge of RRWC, which threaten to revoke, suspend or cancel any such Permit. RRWC shall cooperate fully with RSG in securing any new license or permit for the continued operation of the Business, if necessary. It is understood that RSG will obtain new permits and licenses for its business but to the Knowledge of RRWC, none of the Permits of RRWC are subject to revocation, forfeiture or similar action nor will such permits and licenses be terminated, revoked, suspended or canceled by the transactions contemplated hereby or by the Related Documents.

2.8 Litigation.

(a) As of the date hereof, to the Knowledge of RRWC, there is no Proceeding pending against RRWC or otherwise directly involving any of the Purchased Assets and there is no Proceeding threatened against RRWC or the Business or the Purchased Assets or that RRWC intends to initiate involving the Purchased Assets.

(b) Since July 1, 2016, there has been no Proceeding against RRWC or otherwise directly involving any of the Purchased Assets that (i) resulted in RRWC incurring any fine, penalty or expense, or (ii) resulted in the grant of any injunctive relief or any orders, writs, judgments, injunctions, decrees, rulings, verdict, awards, settlement agreements or similar orders (each, an “Order”) imposing any obligation on RRWC or any of the Purchased Assets which has not been fully performed or discharged. To the Knowledge of RRWC, there has been no occurrence of any fact, circumstance or condition that could reasonably be expected to result in any Proceeding affecting the Purchased Assets. There are no outstanding Orders by which RRWC or any of the Purchased Assets are subject to or bound.

2.9 Employee Matters. RSG shall have the right to offer to hire any of the RRWC’s employees and, at or prior to Closing, shall endeavor to notify RRWC in advance of RSG’s interest in hiring such employees.

2.10 Taxes and Other Compliance Reporting.

(a) (i) All Tax Returns, production reports and other documentation required by the United States Alcohol and Tobacco Tax and Trade Bureau (the “TTB”) or the applicable state Alcohol Beverage Commission (an “ABC”) (collectively, “Reports”), required to be filed by or on behalf of RRWC or, to the Knowledge of RRWC, by distillers or bottlers retained by RRWC, have been duly and timely filed with the appropriate Government or Regulatory Authority (after giving effect to any valid extensions of time in which to make such filings); (ii) such Reports are true and complete in all material respects; and (iii) all Taxes related to the Purchased Assets have been fully and timely paid when due;

(b) To the Knowledge of RRWC, there are no investigations, audits, actions or proceedings currently pending or threatened against RRWC by any Tax Authority for the assessment or collection of Taxes, no claim for the assessment or collection of Taxes has been asserted against RRWC, and there are no matters under discussion, audit or appeal between RRWC and any Tax Authority with respect to the assessment or collection of Taxes; and

(c) To the Knowledge of RRWC, there are no Tax liens on or affecting any of the Purchased Assets.

(d) Intellectual Property. It is understood that the RRWC holds certain rights to the Brand and the Intellectual Property related to the Purchased Assets as stated in the Eastside License Agreement. After the termination of such Eastside License Agreement as contemplated in this Agreement, RRWC will have no further Intellectual Property rights related to the Brand, the Inventory, or any of the Purchased Assets.

2.11 Environmental Matters. To the Knowledge of RRWC, RRWC is as of the date hereof in compliance in all material respects with all Environmental Laws.

2.12 FDA Matters. To the Knowledge of RRWC, RRWC is, as of the date hereof, in compliance with all laws and regulations regarding the production of consumable products (“FDA Laws”), and is not aware of any claims of any non-compliance with FDA Laws or any lack of necessary permits or approvals that may be required by FDA Laws.

2.13 Brokers and Finders. RRWC has not employed, nor is it subject to any valid claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement, in each case, for which RSG or will have Liability following the Closing.

2.14 Inventory. Any Inventory of RRWC consists of a quality and quantity usable and saleable within a reasonable period of time in the ordinary course of business consistent with past practice. Any such Inventory is owned by RRWC, free and clear of all Encumbrances and no Inventory is held by RRWC on a consignment basis.

2.15 Distributors and Suppliers.

(a) Schedule 2.15(a) sets forth (i) an accurate list of the distributors with which the RRWC has agreements in each jurisdiction in which the Purchased Assets are sold and (ii) the amount of Brand-related spirits, ready-to-drink, and other alcoholic beverage products (the “Product”) sold to each such distributor.

(b) Schedule 2.15(b) sets forth (i) an accurate list of the ten (10) largest suppliers and/or vendors to RRWC with respect to the Purchased Assets for the most recent fiscal year, as measured by the consideration paid by RRWC to such supplier and/or vendor, (ii) the amount of consideration paid to each such supplier and/or vendor, and (iii) the amount, if any, of any fee that may be required to pay to such supplier in order to terminate such agreement (the “Break-Up Fee”).

2.16 Books and Records. The books of account and other financial records of RRWC, relating to the Purchased Assets, all of which have been made available to RSG to the extent RSG has so requested in writing, are complete and correct, represent actual, bona fide transactions, and have been maintained in accordance with applicable Law in all material respects.

2.17 Assignable Contracts. RWWC represents that there are no assignable contracts related to the Purchased Assets.

2.18 TTB, FDA and Related Matters.

(a) RRWC possesses all Registrations required to conduct its Business as currently conducted. Each such Registration is valid and subsisting in full force and effect. To the Knowledge of RRWC, as of the date hereof, neither the TTB, the United States Food and Drug Administration (the “FDAˮ) nor any comparable Regulatory Authority or Governmental Authority is considering limiting, suspending or revoking any such Registration or changing the marketing classification or labeling of the Product. There is no false or misleading information or material omission in any product application or other submission to the FDA or any comparable Regulatory Authority or Governmental Authority. RRWC is in compliance with, and have fulfilled and performed in all material respects its obligations under, each such Registration, and, as of the date hereof, to the Knowledge of RRWC, no event has occurred or condition or state of facts exists which would constitute a breach or default or would cause revocation or termination of any such Registration. To the Knowledge of RRWC, any third party Person that is a manufacturer or contractor for RRWC is in compliance with all Registrations insofar as they pertain to the manufacture of product components or Products for RRWC.

(b) All Products developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported by or on behalf of RRWC that are subject to the jurisdiction of any Regulatory Authority have been and are being developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported and exported, as applicable, in all material respects, in compliance with all applicable Laws, and any comparable Laws enforced by any other Regulatory Authority that has jurisdiction over the operations of RRWC, including, to the Knowledge of RRWC, those regarding alcoholic beverage manufacturing and distribution, good manufacturing practices, labeling, advertising, record-keeping, adverse event reporting and reporting of corrections and removals. To the Knowledge of RRWC, except as would not be material to RRWC, any third party Person that is a manufacturer or Contractor for RRWC is in compliance with all applicable Laws insofar as they pertain to the manufacture of components or Products for RRWC.

(c) As of the date hereof, there are no Proceedings pending or, to the Knowledge of RRWC, threatened by or on behalf of any Regulatory Authority that has jurisdiction over the operations of RRWC. As of the date hereof, RRWC has not received any notice of adverse finding, warning letter, notice of violation or “untitled letter,” notice of action, or any other notice from any Governmental Authority alleging or asserting noncompliance with any applicable Laws or Registrations. RRWC is not subject to any obligation arising under an administrative or regulatory action, inspection, warning letter, notice of violation letter or other notice, response or commitment made to or with any Regulatory Authority. RRWC has made all notifications, submissions, responses and reports required by all applicable Laws, including any such obligation arising under any administrative or regulatory action, inspection, warning letter, notice of violation letter, or other notice, response, or commitment made to or with any Regulatory Authority or Governmental Authority and all such notifications, submissions, responses and reports were true, complete and correct in all material respects as of the date of submission to any Regulatory Authority or Governmental Authority. To the Knowledge of RRWC, as of the date hereof, no basis for liability exists with respect to any such notification, submission, or report.

(d) To the Knowledge of RRWC, no Product distributed or sold by or on behalf of RRWC has been seized, withdrawn, recalled, detained or subjected to a suspension of manufacturing, and as of the date hereof, to the Knowledge of RRWC, there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, field notification, field correction, safety alert or suspension of manufacturing relating to any such Product; (ii) a change in the labeling of any such Product; or (iii) a termination, seizure, limitation, restriction, modification or suspension of the marketing or distribution (including for commercial, investigational or any other use) of any such Product. As of the date hereof, no Proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, correction, suspension, import detention, seizure or similar action of any such Product are pending or, to the Knowledge of RRWC, threatened against RRWC. As of the date hereof, RRWC has not received any notice from a Regulatory Authority or other Governmental Authority that any Product distributed or sold by or on behalf of RRWC or any of its Subsidiaries cannot be developed, tested, investigated, produced, manufactured, labeled, distributed, marketed, stored, sold, imported or exported substantially in the manner presently performed or contemplated by or on behalf of RRWC.

2.19 The employees, current or previous, of RRWC and/or Eastside Distilling Inc. that RSG wishes to hire (the “Key Employees”) are not subject to any non-competition or non-solicitation agreements (or similar restrictions) by RRWC or Eastside Distilling Inc., or such restrictions are hereby waived to the extent any exist.

3. Representations and Warranties of RSG. RSG hereby represents and warrants to RRWC, as of the date of this Agreement, that each statement contained in this Section 3 is true and correct as it pertains to RSG.

3.1 Organization and Authority of RSG. RSG is duly organized, validly existing and in good standing (in such jurisdictions where such status is recognized) under the Laws of the jurisdiction of its organization. RSG has all entity power and authority necessary to lease or operate the properties and assets owned, leased or operated by it and to carry on its business as currently conducted.

3.2 Authority; Execution and Delivery; Enforceability. RSG has all requisite power and authority to execute and deliver this Agreement and each of the Related Documents to which RSG is a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery by RSG of this Agreement and the consummation of the transactions contemplated hereby has been, and in the case of the Related Documents to which RSG will be a party and the consummation of the transactions contemplated thereby will be, when delivered, duly authorized by all requisite action on the part of RSG. This Agreement has been, and upon its execution and delivery each of the Related Documents to which RSG will be a party will be, duly and validly executed and delivered by RSG. This Agreement constitutes, and upon its execution and delivery each of the Related Documents to which RSG will be a party will constitute, assuming that this Agreement and each of the Related Documents to which RRWC will be a party have been duly authorized, executed and delivered by RRWC, a valid and binding obligation of RSG, enforceable against RSG in accordance with its terms, in each case subject to applicable bankruptcy, insolvency, reorganization, moratorium and similar Laws affecting creditors’ rights and remedies generally and subject to general principles of equity (regardless of whether enforceability is considered in a proceeding at law or equity).

3.3 No Conflict; Consents.

(a) The execution, delivery and performance of this Agreement by RSG, and the consummation by RSG of the transactions contemplated hereby, will not (i) violate any provision of the articles of organization or operating agreement (or other comparable governing documents) of RSG, (ii) result in a violation or breach of, or constitute (with or without the giving of notice, the lapse of time or both) a default (or give rise to any right of termination or cancellation of obligations) under, any of the terms, conditions or provisions of any Contract, to which RSG is a party or by which any of its properties or assets are bound or (iii) assuming that all filings, registrations and notifications have been made as contemplated by Section 2.4(b) and/or Section 3.3(b), violate any Law applicable to RSG or by which any of its properties or assets are bound, other than, in the case of clauses (ii) and (iii) above, any such violations, breaches, defaults, or rights of termination or cancellation of obligations which would not, individually or in the aggregate, result in a material fine, penalty or expense or materially affect the ability of RSG to conduct its business as currently conducted.

(b) The execution, delivery and performance of this Agreement by RSG, and the consummation by RSG of the transactions contemplated hereby, will not require any consent, waiver, approval, authorization or other Permit of, or filing or registration with or notification to, any Governmental Authority, except for (i) as may be required as a result of any facts or circumstances related to RRWC and (ii) such consents, waivers, approvals, authorizations, Permits, filings, registrations or notifications which, if not made or obtained, would not reasonably be expected to result in a material expense or materially affect the ability of RSG to conduct its business as currently conducted or prevent or materially impair or delay RSG’s ability to consummate the transactions contemplated hereby.

(c) RSG and its Affiliates do not own interests in any Person and are not aware of any facts or circumstances pertaining to RSG or its respective Affiliates (including any possible other transaction pending or under consideration by RSG of any of its respective Affiliates) which (i) reasonably could be expected to prevent or materially impair or delay (A) the ability of RSG to obtain the consents, authorizations, orders or approvals set forth in Section 2.4(b) and/or Section 3.3(b) or (B) the consummation of the transactions contemplated by this Agreement or (ii) could cause a Governmental Authority to seek to or impose a condition or conditions that could prevent or materially impair or delay the consummation of the transactions contemplated hereby.

3.4 Litigation. As of the date hereof, there is no Proceeding pending against RSG. To the Knowledge of RSG, there is no Proceeding threatened against RSG or any of its business or assets.

3.5 Brokers and Finders. As of the date hereof, RSG has not, nor has any of its respective Affiliates employed, nor is it subject to any valid claim of Liability to, any broker, finder, consultant or other intermediary in connection with the transactions contemplated by this Agreement.

3.6 No Other Representations and Warranties. Except for the representations and warranties contained in this Section 3 (including the related portions of the Disclosure Schedules), neither RSG nor any other Person has made or makes any other express or implied representation or warranty, either written or oral, on behalf of RSG, including any representation or warranty as to the accuracy or completeness of any information regarding RSG furnished or made available to RRWC and its Representatives (including any information, documents or material made available through document exchange, management presentations or in any other form in expectation of the transactions contemplated hereby) or as to the future revenue, profitability or success of RSG, or any representation or warranty arising from statute or otherwise in law.

4. Certain Covenants.

4.1 Confidentiality. From the date of this Agreement until the three-year anniversary of the Closing Date, except as required by any applicable Law or legal process, RRWC shall treat and hold all Confidential Information as confidential and refrain from using any of the Confidential Information (except in connection with this Agreement). Notwithstanding the foregoing sentence, except as required by applicable Law or legal process, RRWC shall treat and hold any Confidential Information which is a trade secret (as defined by applicable state law as of the date hereof) as confidential and refrain from using such trade secret (except in connection with this Agreement and any continued operations contemplated by this Agreement) for so long as such Confidential Information remains a trade secret. In the event that RRWC is requested or required pursuant to written or oral question or request for information or documents in any legal proceeding, interrogatory, subpoena, civil investigative demand or similar process to disclose any Confidential Information, RRWC shall notify RSG promptly of the request or requirement so that RSG may seek an appropriate protective order or waive compliance with the provisions of this Section 4.1. If, in the absence of a protective order or the receipt of a waiver hereunder, RRWC is required to disclose any Confidential Information, RRWC may disclose the Confidential Information; provided, however, that RRWC shall use reasonable best efforts to obtain, at the request and sole expense of RSG, an order or other assurance that confidential treatment will be accorded to such portion of the Confidential Information required to be disclosed as RSG shall designate.

4.2 Non-Disparagement. Neither Party shall at any time do or anything that a reasonable Person would construe as detrimental or disparaging to the goodwill and good reputation of the other Party, its managers, or its Affiliates, including making negative statements about the to the Purchased Assets, the Brand, the other Party or any of the other Party’s Affiliates’ methods of doing business, the effectiveness of their respective business policies and practices, or the quality of the Product, or the other Party, its managers, or its respective Affiliates’ services or personnel.

4.3 Books and Records. In order to facilitate the resolution of any claims made against or incurred by RSG following the Closing, or for any other reasonable purpose, for a period of six years after the Closing, RRWC shall: (i) retain the books and records of RRWC relating the Purchased Assets for periods prior to the Closing in a manner reasonably consistent with the prior practices of RRWC; and (ii) upon reasonable notice, afford the Representatives of RSG reasonable access (including the right to make photocopies, at RSG’s sole cost and expense), during normal business hours, of such books and records

4.4 Further Assurance. From and after the Closing Date, upon the request of either Party, each of the parties hereto shall execute, acknowledge and deliver all such further instruments and papers as may be reasonably required or appropriate to carry out the transactions contemplated hereby.

5. Tax Matters.

5.1 Cooperation. The Parties agree to furnish or cause to be furnished to the other, upon request, as promptly as practicable, information and assistance relating to the Purchased Assets, including access to books and records, as is reasonably necessary in connection with (i) the preparation or filing of any Tax Return by the Parties, (ii) the making of any Tax election by the Parties, (iii) any Party’s claim for any Tax refund, (iv) the determination of liability for Taxes, and (v) any audit, examination or other proceeding in respect to Taxes related to the Purchased Assets. Each Party shall retain all Tax Returns, work papers and other material records or other documentation in its possession (or in the possession of any Affiliate) in respect to Tax matters relating to the Purchased Assets for any Tax period that includes the Closing Date and all prior taxable periods until the expiration of the statute of limitations of the taxable periods to which such Tax Returns and other documents relate.

5.2 Transfer Taxes. Except with respect to FET referenced in Section 1.6, above, notwithstanding any other provision of this Agreement to the contrary, all transfer, documentary, sales, use, value added, excise, stamp, registration and other such Taxes imposed by or payable to any jurisdiction or any Governmental Authority arising from the transactions contemplated hereby (collectively, “Transfer Taxes”) shall be borne by RRWC. All necessary Tax Returns with respect to all such Transfer Taxes shall be filed by, and the relevant Transfer Tax shall be remitted by, the Party required to do so under applicable Law or the administration thereof. The Parties shall make such payments to each other Party as necessary to effect the first sentence of this Section 5.2. For the avoidance of doubt, Transfer Taxes do not include income Taxes. The Parties shall use reasonable best efforts to cooperate in timely providing each other upon request with such certificates or forms as may be reasonably necessary or appropriate to establish an exemption from (or otherwise reduce) any Transfer Taxes.

6. Indemnification.

6.1 Survival. All representations, warranties, covenants and agreements contained herein and all related rights to indemnification shall survive the Closing.

6.2 Indemnification by RSG. RSG shall indemnify and defend RRWC and its Affiliates and Representatives (the “RRWC Indemnified Parties”) against, and hold RRWC Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the RRWC Indemnified Parties to the extent arising out of:

(a) any inaccuracy or breach by RSG of any representation or warranty made by RSG in this Agreement;

(b) any breach of or failure by RSG to perform or comply with any covenant or agreement of RSG in this Agreement; or

(c) the ownership or use of the Purchased Assets or actions taken by or on behalf of RSG after the Closing Date, including any defect or other failure of the Purchased Assets sold after the date of the Closing, expressly excluding any claims related to the Purchased Assets (as defined below).

6.3 Indemnification by RRWC. From and after the Closing, RRWC shall indemnify and defend RSG and its Affiliates and Representatives (the “RSG Indemnified Parties”) against, and hold the RSG Indemnified Parties harmless from, and shall pay and reimburse each of them for, all Losses incurred or sustained by, or imposed upon, any of the RSG Indemnified Parties to the extent resulting from or arising out of:

(a) any inaccuracy of or breach by RRWC of any representation or warranty made by RRWC in this Agreement;

(b) any breach of or failure by RRWC to perform or comply with any covenant or agreement of RRWC in this Agreement;

(c) any Excluded Assets;

(d) RRWC’s operation of the Business prior to Closing;

(e) the ownership or use of the Purchased Assets or actions taken by or on behalf of RRWC before the Closing Date; including claims related to any defect or other failure of the Product to the extent such Purchased Assets have been produced, blended, bottled or sold prior to the date of the Closing (“RRWC’s Product”); or

(f) any failure to comply with the provisions of any bulk sales, bulk transfer, or other similar Laws of any jurisdiction that may otherwise be applicable with respect to the sale of any or all of the Purchased Assets under this Agreement.

6.4 Procedures for Indemnification.

(a) Whenever any claim shall arise for indemnification hereunder, the Party entitled to indemnification (the “Indemnified Party”) shall promptly provide written notice of such claim to the other Party (the “Indemnifying Party”). The notice shall set forth such information with respect thereto as is then reasonably available to the Indemnified Party, specifying each provision of this Agreement under which the claim is made and the nature and amount of the claim (or a good faith estimated amount) asserted, in each case, in reasonable detail in light of the facts to the extent then known by the Indemnified Party, and which notice shall be provided before the Indemnified Party incurs substantial expense with respect to responding to such claim. The Indemnifying Party shall then give the Indemnified Party notice of its intent to pay or dispute such claim, specifying in reasonable detail the reason(s) for its intended action. In connection with any claim giving rise to indemnity hereunder resulting from or arising out of any Action by a person or entity who is not a party to this Agreement, the Indemnifying Party, at its sole cost and expense and upon written notice to the Indemnified Party, may assume the defense of any such Action with counsel reasonably satisfactory to the Indemnified Party. The Indemnified Party shall be entitled to participate in the defense of any such Action, with its counsel and at its own cost and expense. If the Indemnifying Party does not assume the defense of any such Action, the Indemnified Party may, but shall not be obligated to, defend against such Action in such manner as it may deem appropriate, including, but not limited to, settling such Action, after giving notice of it to the Indemnifying Party, on such terms as the Indemnified Party may deem appropriate and no action taken by the Indemnified Party in accordance with such defense and settlement shall relieve the Indemnifying Party of its indemnification obligations herein provided with respect to any damages resulting therefrom. The Indemnifying Party shall not settle any Action without the Indemnified Party’s prior written consent (which consent shall not be unreasonably withheld or delayed).

7. General Provisions.

7.1 Expenses. Except as otherwise set forth herein, all costs and expenses, including fees and disbursements of Representatives incurred in connection with this Agreement, the Related Documents and the transactions contemplated hereby and thereby, will be paid by the party incurring such costs and expenses, whether or not the Closing will have occurred.

7.2 Notices. All notices and other communications hereunder shall be in writing and shall be deemed duly given (a) on the date of delivery if delivered personally, or if by email, upon written confirmation of receipt by e-mail or otherwise, (b) on the first Business Day following the date of dispatch if delivered utilizing a next-day service by a recognized next-day courier or (c) on the earlier of confirmed receipt or the fifth Business Day following the date of mailing if delivered by registered or certified mail, return receipt requested, postage prepaid. All notices hereunder shall be delivered to the addresses set forth below, or pursuant to such other instructions as may be designated in writing by the party to receive such notice:

(1) If to RSG:

Redneck Spirits Group LLC

10917 Old Harrods Woods Cir

Louisville, KY 40223
Telephone: (502) 544-5897
Attention: Kevin Sachs, CFO
Email: sachs.kevine@gmail.com

with a copy to (which does not constitute notice):

Adams and Reese LLP
Attn: Rob Breunig, Esq.
424 Church Street, Suite 2700
Nashville, TN 37219
Telephone: (615) 259-1450
Email: rob.breunig@arlaw.com

(2) If to RRWC:

Redneck Riviera Whiskey Co., LLC

1001 SE Water Ave, Suite 390

Portland, OR 97214

Telephone: (212) 731-2104

Attention: Geoffrey Gwin, CFO

Email: ggwin@eastsidedistilling.com

with a copy to (which does not constitute notice):

Harriton & Furrer LLP

Attn: Urs Broderick Furrer, Esq.

84 Business Park Drive, Suite 302

Armonk, New York, 10504

Telephone: (914) 730-3400

Email: ubfurrer@hflawllp.com

7.3 Severability. It is the desire and intent of the Parties hereto that the provisions of this Agreement be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Agreement shall be adjudicated by a court of competent jurisdiction to be invalid, prohibited or unenforceable for any reason, such provision, as to such jurisdiction, shall be ineffective, without invalidating the remaining provisions of this Agreement or affecting the validity or enforceability of this Agreement or such provision in any other jurisdiction. Notwithstanding the foregoing, if such provision could be more narrowly drawn so as not to be invalid, prohibited or unenforceable in such jurisdiction, it shall, as to such jurisdiction, be so narrowly drawn, without invalidating the remaining provisions of this Agreement or enforceability of such provision in any other jurisdiction.

7.4 Enforcement; Specific Performance. The Parties agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. Accordingly, each of the Parties shall be entitled to specific performance of the terms hereof, including an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement in the State of Tennessee, this being in addition to any other remedy to which such party is entitled at law or in equity. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at law would be adequate and (ii) any requirement under any Law to post security as a prerequisite to obtaining equitable relief.

7.5 Entire Agreement. This Agreement and the Related Documents (including the Exhibits and Schedules hereto and thereto) contain the entire agreement and understanding between the parties hereto with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings relating to such subject matter. Neither of the Parties to this Agreement shall be liable or bound to any other party in any manner by any representations, warranties or covenants relating to such subject matter except as specifically set forth herein or in the Related Documents.

7.6 Assignment. This Agreement and the rights and obligations hereunder shall not be assignable or transferable by any of the parties hereto without the prior written consent of the Parties. Any attempted assignment in violation of this Section 7.6 shall be null and void.

7.7 No Third-Party Beneficiaries. Except as set forth in Section 6, this Agreement is for the sole benefit of the parties hereto and their respective successors and permitted assigns and nothing in this Agreement expressed or implied shall give or be construed to give to any Person, other than the parties hereto and such successors and permitted assigns, any legal or equitable rights under this Agreement.

7.8 Amendment. This Agreement may not be amended, modified or supplemented in any manner, whether by course of conduct or otherwise, except by an instrument in writing signed by each of the Parties and otherwise as expressly set forth herein.

7.9 Waiver. No failure or delay of any party in exercising any right or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such right or power, or any course of conduct, preclude any other or further exercise thereof or the exercise of any other right or power. The rights and remedies of the Parties hereunder are cumulative and are not exclusive of any rights or remedies that they would otherwise have hereunder. Any agreement on the part of any Party to any such waiver shall be valid only if set forth in a written instrument executed and delivered by a duly authorized officer on behalf of such party.

7.10 Governing Law; Jurisdiction.

(a) This Agreement and all disputes, claims or controversies relating to, arising out of, or in connection with this Agreement shall be governed by and construed in accordance with the internal Laws of the State of Tennessee without regard to the Laws of any other jurisdiction that might be applied because of the conflicts of Laws rules of the State of Tennessee.

(b) Each Party irrevocably agrees that any Proceeding arising out of or relating to this Agreement or the Related Documents brought by any other party or its successors or assigns shall be brought and determined in a state court located in the State of Tennessee or federal court sitting in the Middle District of Tennessee (and appellate courts from any of the foregoing), and each Party hereby irrevocably submits to the exclusive jurisdiction of the aforesaid courts for itself and with respect to its property, generally and unconditionally, with regard to any such Proceeding arising out of or relating to this Agreement or the Related Documents and the transactions contemplated hereby and thereby. Each Party agrees not to commence any Proceeding relating thereto except in the courts described above in Tennessee, other than Proceedings in any court of competent jurisdiction to enforce any judgment, decree or award rendered by any such court in Tennessee as described herein. Each Party further agrees that notice as provided herein shall constitute sufficient service of process and each Party further waives any argument that such service is insufficient. Each Party hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Proceeding arising out of or relating to this Agreement, the Related Documents or the transactions contemplated hereby or thereby, (i) any claim that it is not personally subject to the jurisdiction of the courts in Tennessee as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any such court or from any legal process commenced in such courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Proceeding in any such court is brought in an inconvenient forum, (B) the venue of such Proceeding is improper or (C) this Agreement or the Related Documents, or the subject matter hereof or thereof, may not be enforced in or by such courts.

7.11 Waiver of Jury Trial. EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ALL RIGHT TO A TRIAL BY JURY IN ANY PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, THE RELATED DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY AND THEREBY.

7.12 Disclosure Schedules. The information set forth in this Agreement and the Disclosure Schedules attached hereto is disclosed solely for purposes of this Agreement, and no information set forth herein or therein shall be deemed to be an admission by any party hereto to any third party of any matter whatsoever (including any violation of Law or breach of Contract). Notwithstanding anything to the contrary set forth in the Disclosure Schedules or in this Agreement, the information and disclosures set forth in any section of the Disclosure Schedules shall be deemed to be disclosed and incorporated by reference in any other section of the Disclosure Schedules as though fully set forth in such section of the Disclosure Schedules for which applicability of such information and disclosure is reasonably apparent on its face to an independent third party that such item is applicable to such other section. The fact that any item of information is disclosed in any section of the Disclosure Schedules shall not be construed to mean that such information is required to be disclosed by this Agreement. Such information and the dollar thresholds set forth herein shall not be used as a basis for interpreting the term “material” or other similar terms in this Agreement.

7.13 Interpretation. The headings set forth in this Agreement, in any Exhibit or Disclosure Schedule hereto and in the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Except when the context requires otherwise, any reference in this Agreement to any Article, Section, clause, Schedule or Exhibit shall be to the Articles, Sections and clauses of, and Schedules and Exhibits to, this Agreement. The words “include,” “includes” and “including” are deemed to be followed by the phrase “without limitation” and the term “dollar” or “$” means lawful currency of the United States. Reference to any agreement (including this Agreement), document or instrument means such agreement, document or instrument as amended or modified and in effect from time to time in accordance with the terms thereof and, if applicable, the terms hereof. Reference to any Law means such Law as amended, modified, codified, replaced or re- enacted, in whole or in part, including rules, regulations, enforcement procedures and any interpretations promulgated thereunder, all as in effect on the date hereof. Any reference to the masculine, feminine or neuter gender shall include such other genders and any reference to the singular or plural shall include the other, in each case unless the context otherwise requires. All Exhibits and Disclosure Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Where a document or other information is described as being “delivered to” or “made available to” RSG, it shall include only those documents or other information that has been actually delivered to RSG or one of its representatives or posted to the Parties’ virtual data room maintained by RRWC’s counsel no later than three (3) Business Days prior to the date of this Agreement.

7.14 Execution of Agreement. This Agreement may be executed in counterparts, including with one or more electronic signatures, all of which shall be considered one and the same agreement and shall become effective when one or more such counterparts have been signed by each of the parties and delivered to the other party. Facsimile or electronic mail transmission of counterpart signatures to this Agreement shall be acceptable and binding.

8. Certain Definitions.

8.1 Certain Defined Terms.

As used in this Agreement, the following terms shall have the following meanings:

“Affiliate” means, with respect to a specified Person or Party, any other Person that directly or indirectly Controls, is Controlled by, or is under common Control with, such first Person or Party.

“Agreement” has the meaning ascribed to such term in the preamble.

“Brand” means any and all alcoholic beverage and distilled spirits related to the “Redneck Riviera” name, including, without limitation, Redneck Riviera, Granny Rich, Howdy Dew, and any and all extensions or derivatives of such products, and any authorized products, as defined under the Eastside License Agreement.

“Business Day” means any day other than (i) any Saturday or Sunday or (ii) any other day on which banks located in Nashville, Tennessee are required or authorized by Law to be closed for business.

“Code” means the U.S. Internal Revenue Code of 1986, as amended.

“Confidential Information” means any confidential or proprietary information or trade secrets of RRWC or RSG or their Affiliates, including personnel information, know-how, data, databases, business plans, advertising and marketing plans or systems, business and sales methods or systems, financial data (including sales and profit figures), customer and client lists, customer, client, dealer, distributor, staffing, vendor and supplier information (including principal contacts, addresses and telephone numbers, purchasing history, payment information and any other information). Notwithstanding the foregoing, Confidential Information does not include information that is or becomes generally available to and known by the public other than as a result of a breach of the confidentiality obligations set forth in this Agreement.

“Contract” means any written or enforceable oral contract, agreement (including any distribution or wholesale agreement), license, sublicense, lease, sublease, sales order, purchase order, credit agreement, indenture, mortgage, note, bond or warrant (including all amendments, supplements and modifications thereto), except any common law contracts with employees of RRWC or any of its Affiliates.

“Contractor” means an individual who meets the common law test of an independent contractor, including as articulated in IRS Rev. Rul. 87-41, 1987-1 C.B. 296.

“Control” means (including, with correlative meanings, “controlled by,” “controlling” and “under common control with”), with respect to any Person or Party, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person or Party, whether through the ownership of voting securities, by Contract or otherwise.

“Dollars” or “$” means U.S. dollars.

“Employee” means any employee of RRWC.

“Encumbrance” means any lien, encumbrance, security interest, pledge, mortgage, easement, deed of trust, hypothecation or restriction on transfer of title or voting, whether imposed by agreement, understanding, Law, equity or otherwise, except for any restrictions on transfer generally arising under any applicable federal or state securities Laws.

“Environmental Law” means any applicable federal, provincial, municipal or local or foreign statute, code, ordinance, rule, regulation, permit, approval, license, judgment, order, writ, decree, common law, injunction or other authorization in effect on the date hereof or at a previous time, relating to (a) threatened or actual of any of the following: emissions, discharges, releases escapes, injections, spills or dumping releases of Hazardous Substances into the environment, including into ambient air, soil, sediments, land surface or subsurface, buildings or facilities, surface water, groundwater, publicly-owned treatment works or septic systems; (b) the generation, treatment, storage, disposal, use, handling, manufacturing, transportation, shipment or remediation of Hazardous Substances; or (c) otherwise relating to the pollution or protection of the natural environment, health and safety, waste generation management, handling treatment, transportation or disposal, protection of environmentally sensitive areas.

“Environmental Permit” means any approval, authorization, registration, license or other permission of any kind required under Environmental Law in respect to the Business.

“Excluded Taxes” means any and all Liabilities for: (a) Taxes relating to the Business, the Purchased Assets or the Assumed Liabilities for any Pre-Closing Tax Period; (b) any Taxes of RRWC or any of its Affiliates for any taxable period; and (c) Taxes that are the responsibility of RRWC pursuant to Section 5.2.

“GAAP” means generally accepted accounting principles in the United States, as in effect from time to time.

“Governmental Authority” means any federal, state, provincial, local, municipal, foreign or other government, governmental, regulatory, Taxing or administrative agency, department, court, commission, board, bureau, tribunal or other authority or instrumentality.

“Hazardous Substance” means any solid, liquid, gas, odor, radiation or other pollutant, hazardous, dangerous or toxic substance, material, mixture, or waste of any description whatsoever which is prohibited, controlled, restricted or regulated under any Environmental Law or which is otherwise a threat or potential threat to human health, safety or the environment.

“Intellectual Property” means all domestic and foreign intellectual property and proprietary rights, including, without limitation all: (i) trade names, trademarks, service marks, trade dress, and logos, whether registered or not, and all registrations of and applications to register any of the foregoing, including the goodwill symbolized thereby or associated therewith; (i) inventions, patents, patent applications, utility models, statutory invention registrations, mask works, invention disclosures, and industrial designs, and all reissues, divisional, renewal, extensions, provisionals, continuations and continuations-in-part thereof; (iii) copyrights in original works of authorship and registrations and applications therefor, and all original works of authorship, whether or not copyrightable; (iv) internet domain names and registrations therefor; (v) rights in all software; and (vi) Confidential Information in any form, including hardware, software, and methods and (vii) the right to recover for damages and profits for past and future infringement of any part of the foregoing.

“Inventory” means all merchantable (as determined by RSG, in its sole discretion) RRWC inventory, finished goods, raw materials, work in progress, packaging, supplies, parts and other inventories, including all RRWC Barrel Inventory held by third parties, regardless of location, related to the Brand.

“IRS” means Internal Revenue Service.

“Knowledge” means, (i) when used with respect to RRWC, the actual knowledge of Paul Block, Chairman of the Board and Chief Executive Officer of RRWC, and Geoffrey Gwin, Chief Financial Officer of RRWC, or knowledge that such persons would reasonably be expected to discover or otherwise become aware of after due and reasonable inquiry, none of whom shall have any personal Liability regarding such knowledge except as otherwise provided in this Agreement, and (ii) when used with respect to RSG, the actual knowledge of Kevin Sachs, or knowledge that such persons would reasonably be expected to discover or otherwise become aware of after due and reasonable inquiry, none of whom shall have any personal Liability regarding such knowledge.

“Law” means any law, international treaty, statute, ordinance, official standard, rule, regulation, code, binding case law or principle of common law, enacted or promulgated by any Governmental Authority.

“Liability” or “Liabilities” means debts, commissions, duties, fees, salaries, performance or delivery penalties, warranty liabilities and other liabilities and obligations of any nature (whether pecuniary or not, including obligations to perform or forebear from performing acts or services and whether direct or indirect, known or unknown, fixed or contingent, liquidated or unliquidated, accrued or unaccrued, matured or unmatured, determinable or undeterminable), and fines or penalties.

“Loss” means and includes any and all Liabilities, losses, damages, expenses (including reasonable attorney’s fees), costs, fines, fees, penalties and obligations.

“Permit” means any permit, license, approval, consent, registration, certification, endorsement or qualification granted by or obtained from any Governmental Authority pursuant to Law.

“Person” means and includes any domestic or foreign individual, partnership, corporation, limited liability company, group, association, joint stock company, trust, estate, joint venture, unincorporated organization or any other form of business or professional entity or Governmental Authority (or any department, agency or political subdivision thereof).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date and the portion of any Straddle Period through the end of the Closing Date.

“Proceeding” means any claim, action, suit, arbitration or proceeding against any third party or before any Governmental Authority or arbitrator or any audit, examination or investigation commenced, brought or conducted by any Governmental Authority.

“Registrations” shall mean authorizations, approvals, clearances, consents, licenses, permits, certificates, exemptions or registrations issued or otherwise made available by any Regulatory Authority or Governmental Authority (including TTB registrations and basic permits, COLA approvals and other labeling approvals, registration notifications or their foreign equivalent) that are required for the research, investigation, development, production, manufacture, labeling, distribution, marketing, storage, shipping, transportation, export, import, use or sale of the Purchased Assets.

“Regulatory Authority” shall mean the ABC, TTB, FDA, and any other Governmental Authority that regulates the research, investigation, development, production, marketing, distribution, storage, shipping, transport, advertising, labeling, promotion, sale, export, import, use, handling and control, safety, efficacy, reliability or manufacturing of alcoholic beverage products.

“Related Documents” means the Supplier Agreement, and each other agreement, instrument, certificate and document delivered as a condition to the Closing or otherwise in connection with the transactions contemplated by this Agreement.

“Representatives” means, with respect to any Person or Party, such Person’s or Party’s directors, managers, officers, employees, agents and advisors (including accountants, consultants, investment bankers, legal counsel and other experts) and other representatives.

“Sanctions” means economic or financial sanctions or trade embargoes or restrictive measures enacted, imposed, administered or enforced from time to time by (i) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury, the U.S. Department of State, or the U.S. Department of Commerce (ii) the United Nations Security Council; (iii) the European Union or any of its member states; or (iv) Her Majesty’s Treasury.

“Services” means any of the commercial services provided by or contemplated by RRWC at any time to any third party, whether or not sold to such third party.

“Tax” or “Taxes” means, with respect to any Person or Party, (a) all income taxes (including any tax on or based upon net income, gross income, or income as specially defined, or earnings, profits, or selected items of income, earnings or profits) and all gross receipts, value-added (VAT or IVA), sales, use, escheat, unclaimed property, goods and services, harmonized sales, ad valorem, transfer, registration, real or personal property, franchise, license, withholding, payroll, employment, social security, social insurance or windfall profits taxes, alternative or add-in minimum taxes, employment insurance premiums, customs duties, tariffs, excise, or other taxes of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any Tax Authority on such Person or Party, (b) any Liability for the payment of any amounts of the type described in clause (a) of this definition for the Taxes of any other Person pursuant to Section 1.1502-6 of the Treasury Regulations (or any comparable provisions under state, local or non-U.S. Law), and (c) any Liability for the payment of any amounts of the type described in clause (a) of this definition as a result of any express or implied obligation to indemnify or otherwise assume or succeed to the Liability of any other Person as a successor or transferee, by Contract, or otherwise.

“Tax Authority” means any Governmental Authority or any quasi-governmental or private body having jurisdiction over the assessment, determination, collection or imposition of any Tax.

“Tax Return” means any return, report, certificate, election, designation, form or similar statement or document (including any related or supporting information or schedule attached thereto and any information return, amended Tax return, claim for refund or declaration of estimated Tax) required or permitted to be supplied to, or filed with, a Tax Authority in connection with the determination, assessment or collection of any Tax or the administration of any Laws relating to any Tax.

“Treasury Regulations” means the Federal income tax regulations, including any temporary or proposed regulations, promulgated under the Code, in effect as of the date hereof.

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IN WITNESS WHEREOF, the undersigned have each executed, or caused to be executed by their respective duly authorized representative, this Asset Purchase Agreement as of the date first written above.

RSG:

Redneck Spirits Group LLC

By:
Kevin Sachs
Chief Financial Officer

RRWC:

Redneck Riviera Whiskey Co., LLC

By:
Name:
Title:

Schedule 1.1 Purchased Assets

The Purchased Assets include all of the following to the extent used in, and related to, the production, bottling, packaging, marketing and sale of the Brand, spirits and related products, including any alcoholic beverages produced, sold, or otherwise using any variation of the Brand:

1. All un-damaged, time-sensitive bottled or canned spirits, whether located at RRWC’s facilities, Park Street warehouses, at any leased premises, at any bottler, or in transit (collectively, the “Finished Goods”);

2. All marketing and sales materials, packaging, sales and distribution records, POS materials, corks, bottles, labels, boxes, usable, undamaged, time sensitive Brand-related materials, other materials on hand used in the creation and/or production of the Finished Goods, and other elements used in the marketing and sale of the products (collectively, the “Raw Materials”);

3. All barreled spirits related to the Brand, including any such spirits located at MGPI, (the “RRWC Barrel Inventory”); and

4. All Certificates of Label Approval/Exemption (each, a “COLA”) or other rights owned or held by RRWC to any COLAs, or branding specific to the Brand, as previously conducted or used by RRWC related to the Brand, to the extent they can be assigned;

5. All licenses and permits necessary for the conduct of the Business as now being conducted by RRWC (the “Permits”), to the extent they can be assigned;

6. All Registrations related to the Purchased Assets, to the extent they can be assigned;

Disclosure Schedules

Schedule 1.4(b) EASTSIDE DISTILLING, INC.’S ACCOUNT

Beneficiary:	Eastside Distilling, Inc.
Beneficiary Bank:	Wells Fargo, 420 Montgomery Street, San Francisco, CA 94104
Account #:	4031837362
Wire Routing #:	121000248
Swift Code:	WFBIUS6S

Disclosure Schedules

Schedule 1.5(a) RRWC Inventory

Finished Goods

Product Name	Case Cost	Case Excise Tax	Milwaukie Bonded Cases	Milwaukie Tax Paid Cases	OLCC Cases	Total Park Street	Total Cases	TotalCost
Redneck Riviera 6/1.75L 80P	51.24	5.99	-	-	-	342	342	$19,573
Redneck Riviera 24/375mL 80P	64.08	5.14	133	50	-	1,074	1,256	$86,279
Redneck Riviera 120/50mL 80P	69.60	3.42	472	.3	-	108	580	$40,766
Redneck Riviera - NSH 6/750mL 80P	37.02	2.57	1202	87	-		1,289	$47,947
Granny Rich Reserve 6/750mL 86P	45.22	2.76	1,200	5	-	342	1,547	$70,903
Granny Rich Reserve 24/375mL 86P	114.39	5.52	95	-	-	-	95	$10,844
Git Down Kit (6/case)	78.54	2.57	-	-	-	-	-	-
2020 Survival Kit! NSH (6/case)	76.71	3.53	-	-	-	923	3,846	$74,062
Howdy Dew Case/ 6 -4 packs	23.04	0.09	54	-	-	307	875	$8,334
			3,155	142	-	3,276	6,573	$358,707

Raw Materials

Material Name	Description	Unit	Unit Cost	Count	ExtCost
Apple Flavor (Fuji Type)	10065	Each	$88.00	-	-
Granny Rich Neck Band	23103	Each	$0.08	30,000	$2,279.97
GRR 375ml Back Label	23106	Each	$0.00	1,000	$23.30
GRR 375ml Front Label	23105	Each	$0.00	23,500	$723.80
GRR Hangtags	23104	Each	$0.13	1,199	$158.51
GRR Nashville 750mL	23100	Each	$0.00	9,744	$19,561.08
GRR Nashville Exceed Set	32000	Each	$16.32	406	$6,625.92
GRR Partitions 6pk	23102	Each	$0.79	1,066	$842.14
GRR Shippers 6pk	23101	Each	$1.03	528	$543.84
Howdy Dew 4 pack boxes	29200	Each	$0.35	46,593	$16,228.30
Howdy Dew Punch Shrink	29202	Each	$0.27	-	-
Howdy Dew Sleeve Decorated Can	29207	Each	$2.77	1,011	$2,800.47
Howdy Dew Tray	29201	Each	$0.40	6,672	$2,653.45
Redneck 375ml back label	23008	Each	$0.00	30,800	$1,232.00
Redneck 375ml label Front	23007	Each	$0.00	32,007	$1,280.28
Redneck 50ml Label	23006	Each	$0.00	4,350	$174.00
Redneck Riviera VAP pack box	23015	Each	$2.75	5,212	$14,433.00
Redneck Riviera VAP pack insert	23016	Each	$0.01	3,800	$20.87
Redneck Riviera VAP pack shipper	23017	Each	$1.31	1,934	$2,538.18
RR Hangtags	23004	Each	$0.10	163,240	$16,160.76
RR Nashville 6pk Partitions	23002	Each	$0.66	1,422	$935.52
RR Nashville 6pk- Shippers	23001	Each	$0.75	1,334	$1,000.50
RR Nashville Blank Bottle 750mL	20530	Each	$1.55	84,672	$131,495.62
RR Nashville Bottle 375ml	20531	Each	$1.41	78	$109.98
RR Nashville Bottle 750mL	23000	Each	$2.01	26,338	$52,873.51
RR Neckband	23003	Each	$0.03	19,010	$540.80
RRW 1.75 Back Label	23010	Each	$0.04	-	-
RRW 1.75 Front Label	23009	Each	$0.15	-	-
RRW 1.75 Necker	23011	Each	$0.18	-	-
RRW 1.75 Partition	23018	Each	$0.66	1,961	$1,294.26
RRW 1.75 Shipper	23012	Each	$0.92	6,577	$6,057.42
RRW Nashville Exceed Set	33000	Each	$15.54	11	$170.94
Honey - Clover	10029	Grams	$0.01	101,413	$1,147.08
Fruit Punch Base	29203	Pounds	$5.70	-	-
Sweet Natural Flavoring	29205	Pounds	$16.99	-	-
Clear Shrink Capsule 35x50	20803	Each	$0.04	28,800	$1,140.51
Talis 34x14 Wood Cork	20750	Each	$0.25	240,000	$59,952.00
Caramel Coloring	10003	Grams	$0.0024	162,697	$390.47
Natural Caramel Flavoring	10044	Grams	$0.001901	18,964	$36.05
Pure Cane Sugar 9 (grams)	10053	Grams	$0.002106	237,930	$501.08
Subtotal					$328,837
Seller’s Concession					$3,008
Total					$325,829

Disclosure Schedules

Schedule 1.5(b) Barrel & Bulk Whiskey Inventory

Internal Spirit Type	PG	PF	WG	Last Fill Date	Warehouse	# of Barrels	Value per Barrel 12/31/19	Total Value as of 12/31/19

49% Barley Malt/Rye	63.6	120.0	53.0	3/9/16	MGPI of Indiana LLC	82	1,900.00	155,800.00
49% Barley Malt/Rye	63.6	120.0	53.0	12/21/16	MGPI of Indiana LLC	20	1,900.00	38,000.00
49% Barley Malt/Rye	63.6	120.0	53.0	3/21/17	MGPI of Indiana LLC	200	1,800.00	360,000.00
49% Barley Malt/Rye	63.6	120.0	53.0	2/23/18	MGPI of Indiana LLC	160	1,350.00	216,000.00
49% Barley Malt/Rye	63.6	120.0	53.0	2/26/18	MGPI of Indiana LLC	240	1,350.00	324,000.00
49% Barley Malt/Rye	63.6	120.0	53.0	2/27/18	MGPI of Indiana LLC	70	1,350.00	94,500.00
49% Barley Malt/Rye	63.6	120.0	53.0	6/27/19	MGPI of Indiana LLC	80	725.00	58,000.00
TN Light Whiskey	74.2	140.0	53.0	4/9/15	MGPI of Indiana LLC	8	1,250.00	10,000.00
TN Light Whiskey	74.2	140.0	53.0	6/12/15	MGPI of Indiana LLC	5	1,250.00	6,250.00
TN Light Whiskey	74.2	140.0	53.0	7/31/15	MGPI of Indiana LLC	67	1,250.00	83,750.00
TN Light Whiskey	74.2	140.0	53.0	11/23/15	MGPI of Indiana LLC	70	1,250.00	87,500.00
TN Light Whiskey	74.2	140.0	53.0	2/13/16	MGPI of Indiana LLC	26	1,075.00	27,950.00
TN Light Whiskey	74.2	140.0	53.0	2/25/16	MGPI of Indiana LLC	101	1,075.00	108,575.00
TN Light Whiskey	74.2	140.0	53.0	3/24/16	MGPI of Indiana LLC	8	1,075.00	8,600.00
TN Light Whiskey	74.2	140.0	53.0	1/28/17	MGPI of Indiana LLC	29	750.00	21,750.00
TN Light Whiskey	74.2	140.0	53.0	2/13/17	MGPI of Indiana LLC	128	750.00	96,000.00
TN Light Whiskey	74.2	140.0	53.0	3/14/17	MGPI of Indiana LLC	103	750.00	77,250.00
TN Light Whiskey	74.2	140.0	53.0	8/29/17	MGPI of Indiana LLC	192	750.00	144,000.00
TN Light Whiskey	74.2	140.0	53.0	9/26/17	MGPI of Indiana LLC	248	750.00	186,000.00
TN Light Whiskey	74.2	140.0	53.0	9/27/17	MGPI of Indiana LLC	200	750.00	150,000.00
TN Light Whiskey	74.2	140.0	53.0	12/6/17	MGPI of Indiana LLC	160	750.00	120,000.00
TN Light Whiskey	74.2	140.0	53.0	2/2/18	MGPI of Indiana LLC	44	650.00	28,600.00
TN Light Whiskey	74.2	140.0	53.0	3/22/18	MGPI of Indiana LLC	180	650.00	117,000.00
TN Light Whiskey	74.2	140.0	53.0	3/23/18	MGPI of Indiana LLC	76	650.00	49,400.00
TN Light Whiskey	74.2	140.0	53.0	7/11/18	MGPI of Indiana LLC	288	650.00	187,200.00
TN Light Whiskey	74.2	140.0	53.0	8/3/18	MGPI of Indiana LLC	300	650.00	195,000.00
TN Light Whiskey	74.2	140.0	53.0	10/2/18	MGPI of Indiana LLC	291	650.00	189,150.00
TN Light Whiskey	74.2	140.0	53.0	10/3/18	MGPI of Indiana LLC	89	650.00	57,850.00
TN Light Whiskey	74.2	140.0	53.0	12/4/18	MGPI of Indiana LLC	268	650.00	174,200.00
TN Light Whiskey	74.2	140.0	53.0	12/13/18	MGPI of Indiana LLC	292	650.00	189,800.00
TN Light Whiskey	74.2	140.0	53.0	12/14/18	MGPI of Indiana LLC	260	650.00	169,000.00
TN Light Whiskey	74.2	140.0	53.0	12/19/18	MGPI of Indiana LLC	300	650.00	195,000.00
TN Light Whiskey	74.2	140.0	53.0	1/16/19	MGPI of Indiana LLC	200	550.00	110,000.00
Total MGPI of Indiana LLC						4,785		4,036,125.00

Disclosure Schedules

Schedule 2.7(b) Permits

Redneck Riviera Whiskey COLA
Granny Rich Reserve COLA

Schedule 2.15(a) Distributor Agreements

Distributor (and State):	Amount of Product sold (cases since inception):
Breakthru Beverage - IL	5,965
Breakthru Beverage - MN	595
Breakthru Beverage - NV	971
Breakthru Beverage - PA	1,625
Central Distributors - AR	1,196
Johnson Brothers Liquor Co.-WI	2,215
Lipman Brothers - TN	4,736
Lohr Distributors - MO	2,927
M.S. Walker - MA	1,031
M.S. Walker - NJ	389
M.S. Walker - NY	75
Marine Corps Exchange - NC	20
Montana Liquor Control - MT	247
National Distributing Company - NM	521
Navy Exchange Service - CA	135
Navy Exchange Service - VA	219
Republic National Dist. Co. - CO	1,689
Republic National Dist. Co. - FL	14,382
Republic National Dist. Co. - GA	2,139
Republic National Dist. Co. - IN	2,725
Republic National Dist. Co. - KY	995
Republic National Dist. Co. - LA	2,156
Republic National Dist. Co. - MD	611
Republic National Dist. Co. - ND	485
Republic National Dist. Co. - NE	664
Republic National Dist. Co. - OK	910
Republic National Dist. Co. - SC	1,296
Republic National Dist. Co. - SD	914
Republic National Dist. Co. - TX	5,145
The Charmer Sunbelt Group - CT	239
The Charmer Sunbelt Group-DE	447
West Tennessee Crown Dist - TN	208
Worldwide Wine and Spirits-KS	1,644
Young’s Market Company - AZ	1,049
Young’s Market Company - CA	10,954
Young’s Market Company - WA	1,646

Disclosure Schedules

Schedule 2.15(b) Top Ten Supplier List

[RRWC to complete]

	Supplier:	Compensation Paid:	Break-Up Fee Amount:
1.	Tri-S	12,073.04	N/A
2.	Rose City Label	2,279.69	N/A
3.	Exceed Enterprises	591.69	N/A
4.	Sovereign Flavors Inc	137.60	N/A
5.
6.
7.
8.
9.
10.

Disclosure Schedules

Exhibit A - Supplier Agreement

Disclosure Schedules